Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-184929

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated December 13, 2012)

ADVAXIS, INC.

This prospectus supplement No. 3 (the “Supplement”) supplements the prospectus dated December 13, 2012, as supplemented to date (the “Final Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-184929). The Final Prospectus and this Supplement relate to the disposition from time to time of up to 39,256,564 shares of our common stock including (i) 35,723,231 shares of our common stock issuable upon conversion of the May 2012 Notes issued to certain accredited investors, including Thomas A. Moore, our Chairman and Chief Executive Officer, on May 18, 2012, and (ii) 3,533,333 shares of our common stock underlying the May 2012 Warrants issued to the same accredited investors, including Mr. Moore, on May 18, 2012, which are held or may be held by the selling stockholders named in the Final Prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. To the extent any of the May 2012 Warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This Supplement should be read in conjunction with the Final Prospectus, which is to be delivered with this Supplement. This Supplement updates, amends and supplements the information included or incorporated by reference in the Final Prospectus. If there is any inconsistency between the information in the Final Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any amendments or supplements to it.

Current Reports on Form 8-K

On March 6, 2013 and March 7, 2013, we filed Current Reports on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-Ks is attached hereto and incorporated by reference herein.

Our common stock is quoted on the Over-The-Counter Bulletin Board, or OTC Bulletin Board, under the symbol ADXS.OB. On March 6, 2013, the last reported sale price per share for our common stock as reported by the OTC Bulletin Board was $0.11.

Investing in our common stock involves a high degree of risk. We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 2 of the Final Prospectus and “Part I - Item 1A Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is March 7, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

305 College Road East

Princeton, New Jersey 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 452-9813

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2013, Advaxis, Inc. (the “Company”) announced the departure of Dr. John Rothman, the Company’s Executive Vice President of Clinical and Scientific Operations, effective March 1, 2013. The Company and Dr. Rothman are in the process of finalizing a separation agreement pursuant to which the Company expects that Dr. Rothman will continue to assist the Company as a consultant for a period of one year. A copy of the press release discussing the departure of Dr. Rothman, issued on March 6, 2013 (the “Press Release”), is filed as Exhibit 99.1 hereto.

Item 8.01. Other Events.

The Press Release also contains information regarding the conference call previously announced on February 28, 2013. As previously announced, this conference call and webcast to discuss the Company’s 2013 business outlook will be held at 5:00 p.m. Eastern Standard Time on March 6, 2013.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Advaxis, Inc., dated as of March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2013	Advaxis, Inc.

	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release of Advaxis, Inc., dated as of March 6, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)

305 College Road East

Princeton, New Jersey 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 452-9813

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 6, 2013, Advaxis, Inc. (the “Company”) held a conference call and webcast to discuss the Company’s 2013 business outlook. A copy of the slides presented as part of the webcast is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Presentation of Advaxis, Inc., dated as of March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2013	Advaxis, Inc.

	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Presentation of Advaxis, Inc., dated as of March 6, 2013.